Exhibit 23.2

ASA & ASSOCIATES LLP CHARTERED ACCOUNTANTS www.asaandassociates.co.in	Times Square Fourth Floor Block B. Sushant Lok 1 Gurgaon 122 002 INDIA T +91 124 4333 100 Aurobindo Tower 81/1 Third Floor Adchlni, Aurobindo Marg New Delhi 110 017 INDIA T +91 11 4100 9999

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Fintech Ecosystem Development Corp of our report dated February 13, 2023 with respect to our audit of the Mobitech International LLC financial statements as of and for year ended December 31, 2022 that appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-4.

/s/ ASA & Associates LLP	......[11]

Place: Gurugram, India
Date: July 5, 2023

Ahmedabad • Bengaluru • Chennai • Gurgaon • Hyderabad • Kochi • Mumbal • New Delhi